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                                                                    EXHIBIT 4.01

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              SYMANTEC CORPORATION
                            (A DELAWARE CORPORATION)


                                    ARTICLE 1

     The name of the corporation is Symantec Corporation.

                                    ARTICLE 2

     The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in the County of Newcastle. The name of its registered agent at such address is The Corporation Trust Company.

                                    ARTICLE 3

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                    ARTICLE 4

     4.1 CLASSES OF STOCK. This corporation is authorized to issue two classes of stock to be designated "Common Stock" and "Preferred Stock." Each share of Common Stock and each share of Preferred Stock shall have a par value of $0.01. The total number of shares which the corporation is authorized to issue is one billion six hundred and one million (1,601,000,000). One billion six hundred million (1,600,000,000) shares shall be Common Stock and one million (1,000,000) shares shall be Preferred Stock.

     4.2 RIGHTS, PRIVILEGES AND RESTRICTIONS. The rights, privileges and restrictions of the Common Stock shall be set forth in this Article 4.

     4.3 PREFERRED STOCK SERIES DETERMINATION. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to provide for the issuance of such shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding).

     4.4 VOTING RIGHTS. Except as otherwise required by law or this Restated Certificate of Incorporation, each holder of record of Common Stock shall have one vote in respect of each share of stock held by the holder of the books of the corporation. Any vacancy in the Board of Directors occurring because of the death, resignation or removal of a director elected by the

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holders of Common Stock shall be filled by the vote or written consent of the holders of such Common Stock or, in the absence of action by such holders, such vacancy shall be filled by action of the remaining directors. A director elected by the holders of Common Stock may be removed from the Board of Directors with or without cause by the vote or consent of the holders of such Common Stock, as provided by the Delaware General Corporation Law. For the purpose hereof, "control" (including the correlative meanings, the terms "controlled by" and "under common control of") as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person through the ownership of voting securities, by contract or otherwise.

     4.5 LIQUIDATION. In the event of any liquidation, dissolution or winding up of the corporation, the holders of Common Stock shall be entitled to receive, pro rata, all of the remaining assets of the corporation available for distribution to its stockholders.

     4.6 DIVIDENDS. The holders of shares of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

                                    ARTICLE 5

     The stockholders of the corporation holding a majority of the corporation's outstanding voting stock shall have the power to adopt, amend or repeal Bylaws. The Board of Directors of the corporation shall also have the power to adopt, amend or repeal Bylaws of the corporation, except as such power may be expressly limited by Bylaws adopted by the stockholders.

                                    ARTICLE 6

     Election of the Directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                    ARTICLE 7

      A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Any repeal or modification of the foregoing provisions of this Article 7 shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.


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